August 4, 2023

Michael Kuta
[Personal Address]

Dear Mike:
It is my pleasure to offer you a new position of employment with DMC Global Inc. (“DMC”), upon the terms and conditions contained in this letter.

Position and Base Salary. You will serve as the President and Chief Executive Officer of DMC. The position will be based at DMC’s headquarters in Broomfield, CO, although it will involve travel to DMC’s various places of business from time to time. This is an exempt position. Your annual base salary rate in 2023 will be $675,000.00 (less applicable taxes, deductions and withholdings), paid in accordance with DMC’s standard payroll procedures. You will be eligible for yearly performance and compensation reviews and DMC may modify your compensation in its sole discretion. A review of your compensation is anticipated to occur around February 2024.

Appointment to Board of Directors. In connection with your service as President and Chief Executive Officer, it is anticipated that the Corporate Governance and Nominating Committee (“CG&N Committee”) of the Board of Directors (the “Board”) and the Board will agree to appoint you to the Board on or following the Anticipated Start Date and to nominate you for election to the Board by the stockholders at each annual meeting of stockholders after the Anticipated Start Date so long as your employment continues, subject to the exercise by the CG&N Committee and the Board of their fiduciary duties. DMC agrees to maintain director and officer insurance coverage in a reasonable amount.

Discretionary Performance Bonus. If you accept this offer, you will be eligible to participate in DMC’s bonus program based on individual performance and achievement of DMC’s goals at a target of 100% of your annual base salary less applicable deductions and withholdings. The timing of any bonus, the amount of such bonus, the criteria to be considered in determining such bonus, and whether such bonus is paid at all, shall be determined by DMC in its sole discretion. For FY2023, your bonus will be calculated based on 7 months at your previous bonus target and 5 months at the bonus target provided in this letter.

Element	Performance Measure	% of Target Bonus Level	Min / Max Opportunity
Quantitative	Sales, SG&A% and Adjusted EBITDA	70%	0%-180%
Qualitative	Individual Performance	30%	0%-180%
TOTAL			0%-180%

Anticipated Start Date. August 4, 2023

Personal Time Benefit. You will be eligible for four (4) weeks or twenty (20) days of Paid Time Off (“PTO”) per annum. PTO may be used in accordance with the DMC PTO Policy as outlined in the handbook.

Long Term Incentive. You will be eligible for annual long term incentive grants at a target of $2 million per year, which shall consist of the following: (x) one-half (1/2) of such target grant shall be based on time-based restricted stock awards in DMC’s annual incentive plan and such awards vest over a three (3) year period based on your continued employment; and (y) one-half (1/2) of such target grant consists of performance-based PSUs based on relative TSR performance of DMC (75%) and Adjusted EBITDA of DMC (25%). PSUs vests at the end of the (3) year period based on metrics set at the time of grant and your continued employment. Subject to your continued employment with DMC, you will receive an additional long term incentive grant under the above terms with a value of $833,333 ($2M*5/12) concurrent with the next annual grant in recognition of your service in FY 2023. The foregoing formulation for PSU’s is subject to change based on the metrics set by the Compensation Committee of DMC.

Severance Payment. If DMC terminates your employment without Cause (as defined on Exhibit A hereto), contingent on you signing (and not revoking, if you have a right of revocation) a release of claims in a form acceptable to DMC, you will be eligible to receive a one-time lump sum severance payment, less applicable deductions and withholdings. If the termination without Cause is not related to a Change in Control Event (as defined on Exhibit A), the gross amount of the severance payment shall be the sum of (a) twelve (12) months of your then-current base salary and (b) an amount equivalent to 100% of your then-current bonus target, pro rated for the portion of the year in which service was provided. In the event of a termination without Cause within twelve months of a Change in Control Event, the gross amount of the severance payment shall be the sum of (a) twenty-four (24) months of your then-current base salary and (b) an amount equivalent to 100% of your then-current bonus target, pro rated for the portion of the year in which service was provided. Outstanding equity awards will vest in accordance with the terms of the 2026 Omnibus Incentive Plan and applicable award agreements.

Car Allowance. You will receive a monthly car allowance in the gross amount of $1,500 per month subject to applicable deductions and withholdings.

Financial Planning. You will receive reimbursement of up to $5,000 of professional service fees annually for financial planning and/or tax advice.

Employee Benefits. As a continuing full-time employee, you will be eligible to participate in DMC’s comprehensive benefits program on a basis no less favorable to you than to other full-time employees of equal stature. Participation in any of DMC’s benefits plans are subject to the written terms and conditions contained in the various plans. DMC reserves the right to modify or discontinue any discretionary benefits at any time in its sole discretion.

If you are enrolled in the DMC 401(k) Plan, DMC matches your contributions made through payroll starting at 100% of each dollar you contribute up to 3% of your eligible pay and then 50% of each dollar you contribute up to 2% of your eligible pay for a total match of up to 4% of your eligible pay. You may opt-out or change your contribution election at any time.

Proprietary Information and Inventions Agreement. As an employee of DMC, you may create or have access to information, trade secrets and inventions relating to the business or interest of DMC or other parties with whom DMC has had relationships which is valuable to DMC or such other parties and which may lose value if disclosed. In order to protect such information, DMC will require that you re-execute DMC’s standard proprietary information, inventions, non-competition, and non-solicitation agreement, a copy of which is provided herewith, as a condition of your employment in your new position.

At-Will Employment. As an at-will employer, DMC cannot guarantee your employment for any specific duration. You are free to quit and DMC is entitled to terminate your employment at any time, with or without cause or prior warning.

Governing Law and Choice of Forum. Your employment will be governed by and interpreted under the laws of the State of Colorado without regard to its conflict of law principles. The parties hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties or arising out of the employment relationship shall be filed, tried and litigated exclusively in a state court located in the City and County of Denver, Colorado or the U.S. District Court for the District of Colorado. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses for lack of jurisdiction, non-convenience, or proper venue by such courts.

Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same.

Entire Agreement. By signing this letter, you agree that the terms in this letter (and the terms set forth in the standard proprietary information, inventions, non-competition, and non-solicitation agreement) constitute the entire agreement between the parties and supersede all other agreements or understandings.

Mike, we are excited to offer you this opportunity to assume a new role at DMC and we look forward to your contributions to the organization. To confirm that you agree to the terms stated in this letter, please sign and date an enclosed copy of the letter and return a scanned copy to me at [personal address].

Sincerely,

/s/ David C Aldous

Name: David Aldous
Title: Director
Company: DMC Global Inc.

ACKNOWLEDGEMENT:
I accept this offer on the terms set forth above.

By: /s/ Michael Kuta
Name: Michael Kuta
Date: August 4, 2023

Exhibit A

“Cause” means your: (i) theft or embezzlement of DMC funds or assets; (ii) conviction of, or guilty plea or no contest plea, to a felony charge or any misdemeanor involving moral turpitude; (iii) noncompliance with any laws or regulations, foreign or domestic, that materially and adversely affects the operation of DMC’s business; (iv) violation of any lawful express direction of, or any material violation of a rule, regulation or policy established by DMC, so long as such rule, regulation or policy is consistent with the terms of this offer letter, that materially and adversely affects the operation of DMC’s business; or (v) material breach of this offer letter or any other agreement between you and DMC or breach of your fiduciary duties. For the avoidance of doubt, the termination of your employment due to your resignation, death, or disability (meaning your inability to perform the essential functions of the position even with the provision of reasonable accommodations) shall not be considered a termination without Cause. If DMC intends to terminate for “Cause,” it agrees to provide written notice that outlines in detail the reason for the “Cause” termination. Further, in the event of a for “Cause” termination under subsections (iv) and (v) above, DMC shall provide a 30 day cure period after written notice is received and the parties shall work in good faith to cure the “cause” termination issue.

“Change in Control Event” means the occurrence of any of the following:

A. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, except where such acquisition, along with related acquisitions by the same Person, results in beneficial ownership in excess of 50% of Outstanding Company Common Stock, (2) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

B. Individuals who, as of the date hereof, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Company.

C. Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50%

of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

D. Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.